INDEPENDENT AUDITORS' CONSENT


We consent to the inclusion in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-85618 on Form N-4 of ReliaStar Life Insurance Company of New York filed under the Securities Act of 1933, and Amendment No. 12 to the Registration Statement under the Investment Company Act of 1940, respectively, of our report dated February 1, 2000 related to the financial statements of ReliaStar Life Insurance Company of New York for the year ended December 31, 1999, appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.


/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
November 13, 2002